Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of ATK incorporated by reference into this offering memorandum and the historical consolidated financial information of Bushnell included elsewhere in this offering memorandum, and has been prepared to reflect the Bushnell Acquisition based on the purchase method of accounting, with ATK treated as the accounting acquirer. Under the purchase method, the total consideration paid is allocated to the underlying tangible and intangible assets acquired and liabilities assumed based on their fair market value, with any excess purchase price allocated to goodwill. The pro forma purchase price allocation was based on estimates of the fair market value of our tangible and intangible assets and liabilities as described in note 2 of the accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements. As of the date of this offering memorandum, the valuation studies necessary to determine the fair market value of the assets and liabilities to be acquired and assumed, respectively, and the related allocations of purchase price are preliminary. A final determination of fair market values will be based on the actual net tangible and intangible assets and liabilities that existed as of the closing date of the Bushnell Acquisition. The final purchase price allocation may be different than that reflected in the pro forma purchase price allocation and any differences may be material.

The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of ATK and the historical financial statements of Bushnell, adjusted to give effect to (i) the issuance and sale of the notes offered hereby, (ii) the incurrence of indebtedness under the New Credit Facility, (iii) the use of a portion of the proceeds from borrowings under the New Credit Facility to repay and terminate the Existing Credit Facility, (iv) the use of net proceeds from this offering, along with proceeds from borrowings under the New Credit Facility, to finance the consideration payable in connection with the Bushnell Acquisition and pay transaction costs and (v) the consummation of the Bushnell Acquisition, in each case based on the assumptions and adjustments described in the notes accompanying the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the transactions and factually supportable and, in the case of the statement of income data, that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of June 30, 2013 and gives effect to the consummation of the Transactions as if they had occurred on that date. The unaudited pro forma condensed combined statement of income information, which has been prepared for the year ended March 31, 2013 and the three months ended June 30, 2013 and July 1, 2012, and twelve-month period ended June 30, 2013, gives effect to the consummation of the
Transactions as if they had occurred on April 1, 2012.

It should be noted that ATK and Bushnell have different fiscal year ends. Accordingly, the selected unaudited pro forma income statement data for the year ended March 31, 2013 has been derived from ATK’s historical consolidated statement of income data for the year then ended and Bushnell’s historical consolidated statement of operations data for the year ended December 31, 2012. The selected unaudited pro forma income statement data for the three months ended June 30, 2013 has been derived from ATK’s historical consolidated statement of income data for the three months then ended and Bushnell’s historical consolidated statement of operations data for the three months ended March 31, 2013. The selected unaudited pro forma income statement data for the three months ended July 1, 2012 has been derived from ATK’s historical consolidated statement of income data for the three months then ended and Bushnell’s historical consolidated statement of operations data for the three months ended March 31, 2012. The selected unaudited pro forma income statement data for the twelve-month period ended June 30, 2013 was calculated by subtracting the selected unaudited pro forma income statement data for the three months ended July 1, 2012 from the selected unaudited pro forma income statement data for the year ended March 31, 2013, and then adding the corresponding data for the three months ended June 30, 2013. The selected unaudited pro forma balance sheet data has been derived from ATK’s and Bushnell’s historical consolidated balance sheet data as of June 30, 2013.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have been achieved had the Transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or results of operations of the combined company after completion of the Bushnell Acquisition.

You should read this data in conjunction with (a)(i) the ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and (ii) our historical consolidated financial statements and related notes thereto, in each case, included in our 2013 Annual Report on Form 10-K for the year ended March 31, 2013 and in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, each of which is incorporated by reference into this offering memorandum, as well as (b) the historical consolidated Bushnell financial statements and related notes thereto, which are included elsewhere in this offering memorandum.

ATK and BUSHNELL
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED BALANCE SHEET
As of June 30, 2013
(Dollars in thousands)

	ATK (As Reported)	Bushnell (As Reported)	Reclassification		Acquisition Pro Forma Adjustments		Pro Forma Combined
	June 30, 2013
ASSETS
Current assets:
Cash and cash equivalents	$99,285	$22,155			(22,155)	(a)	$99,285
Net receivables	1,347,638	114,967			—		1,462,605
Net inventories	370,221	162,123			6,000	(i)	538,344
Income tax receivable	—	—			—		—
Deferred income tax assets	106,259	14,271			—		120,530
Other current assets	50,988	13,025			—		64,013
Total current assets	1,974,391	326,541			(16,155)		2,284,777
Net property, plant, and equipment	622,338	28,823			—		651,161
Goodwill	1,411,381	190,432			251,549	(b)	1,853,362
Non-current deferred income tax assets	36,639	—	(36,639)	(c)	—		—
Deferred charges and other non-current assets	337,805	306,779			128,162	(f)	772,746
Total assets	$4,382,554	$852,575			$363,556		$5,562,046
LIABILITIES
Current liabilities:
Current portion of long-term debt	250,000	59,913			(125,913)	(g)	184,000
Accounts payable	165,014	76,119			—		241,133
Contract advances and allowances	100,810	—			—		100,810
Accrued compensation	94,668	2,734			—		97,402
Accrued income taxes	5,866	—			—		5,866
Other accrued liabilities	287,482	28,608			(7,296)	(d)	308,794
Total current liabilities	903,840	167,374			(133,209)		938,005
Long-term debt	1,013,176	544,931			542,569	(g)	2,100,676
Postretirement and postemployment benefits liabilities	91,632	—			—		91,632
Accrued pension liability	679,079	—			—		679,079
Non-current deferred income tax liability	—	88,944	(36,639)	(c)	20,255	(e)	72,560
Other long-term liabilities	125,700	6,826			—		132,526
Total liabilities	2,813,427	808,075			429,615		4,014,478
Commitments and contingencies
STOCKHOLDERS EQUITY
Partnership equity	-	44,500			(44,500)	(h)	—
Issued and outstanding	321	—			—		321
Additional paid-in-capital	531,575	—			—		531,575
Retained earnings	2,547,149	—			(21,559)	(h)	2,525,590
Accumulated other comprehensive loss	(816,163)	—			—		(816,163)
Common stock in treasury, at cost	(704,250)	—			—		(704,250)
Total Alliant Techsystems Inc. stockholders' equity	1,558,632	44,500			(66,059)		1,537,073
Noncontrolling interest	10,495	—			—		10,495
Total equity	1,569,127	44,500			(66,059)		1,547,568
Total liabilities and equity	$4,382,554	$852,575			$363,556		$5,562,046
See accompanying notes to condensed combined consolidated financial statements.

ATK and BUSHNELL
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended June 30, 2013 and March 31, 2013
(Dollars and shares in thousands, except per share amounts)

	ATK (As Reported)	Bushnell (As Reported)	Acquisition Pro Forma Adjustments		Pro Forma Combined
	June 30, 2013	March 31, 2013
Sales	$1,078,743	$123,514	$—		$1,202,257
Cost of sales	836,731	66,223	—		902,954
Gross profit	242,012	57,291	—		299,303
Operating expenses:
Research and development	10,425	—	—		10,425
Selling	42,764	33,730	—		76,494
General and administrative	63,198	13,512	1,067	(j)	77,777
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	125,625	10,049	(1,067)		134,607
Interest expense	(13,890)	(12,399)	(830)	(k)	(27,119)
Interest income	67	—	—		67
Income before income taxes and noncontrolling interest	111,802	(2,350)	(1,897)		107,555
Income tax provision	39,661	(1,480)	(28)	(l)	38,153
Net income	72,141	(870)	(1,869)		69,402
Less net income attributable to noncontrolling interest	103	—	—		103
Net income attributable to Alliant Techsystems Inc.	$72,038	$(870)	$(1,869)		$69,299
Alliant Techsystems Inc. earnings per common share:
Basic	$2.26	$(0.03)	$(0.06)		$2.17
Diluted	$2.24	$(0.03)	$(0.06)		$2.15
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	31,892	31,892	31,892		31,892
Diluted	32,099	32,099	32,099		32,099
See accompanying notes to condensed combined consolidated financial statements.

ATK and BUSHNELL
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME
For the Three Months Ended July 1, 2012 and March 31, 2012
(Dollars and shares in thousands, except per share amounts)

	ATK (As Reported)	Bushnell (As Reported)	Acquisition Pro Forma Adjustments		Pro Forma Combined
	July 1, 2012	March 31, 2012
Sales	$1,082,301	$94,204	$—		$1,176,505
Cost of sales	832,679	49,176	3,600	(i)	885,455
Gross profit	249,622	45,028	(3,600)		291,050
Operating expenses:
Research and development	14,008	—	—		14,008
Selling	40,527	27,410	—		67,937
General and administrative	64,399	11,871	1,231	(j)	77,501
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	130,688	5,747	(4,831)		131,604
Interest expense	(19,815)	(9,812)	2,508	(k)	(27,119)
Interest income	65	—	—		65
Income before income taxes and noncontrolling interest	110,938	(4,065)	(2,323)		104,550
Income tax provision	39,997	389	(2,695)	(l)	37,691
Net income	70,941	(4,454)	372		66,859
Less net income attributable to noncontrolling interest	112	—	—		112
Net income attributable to Alliant Techsystems Inc.	$70,829	$(4,454)	$372		$66,747
Alliant Techsystems Inc. earnings per common share:
Basic	$2.17	$(0.14)	$0.01		$2.04
Diluted	$2.16	$(0.14)	$0.01		$2.03
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	32,632	32,632	32,632		32,632
Diluted	32,741	32,741	32,741		32,741
See accompanying notes to condensed combined consolidated financial statements.

ATK and BUSHNELL
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME
For the Year Ended March 31, 2013 and December 31, 2012
(Dollars and shares in thousands, except per share amounts)

	ATK (As Reported)	Bushnell (As Reported)	Acquisition Pro Forma Adjustments		Pro Forma Combined
	March 31, 2013	December 31, 2012
Sales	$4,362,145	$521,972	$—		$4,884,117
Cost of sales	3,421,276	288,871	6,000	(i)	3,716,147
Gross profit	940,869	233,101	(6,000)		1,167,970
Operating expenses:
Research and development	64,678	—	—		64,678
Selling	162,359	127,920	—		290,279
General and administrative	244,189	57,301	2,915	(j)	304,405
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	469,643	47,880	(8,915)		508,608
Interest expense	(65,924)	(51,895)	9,345	(k)	(108,474)
Interest income	538	—	—		538
Loss on extinguishment of debt	(11,773)	—	—		(11,773)
Income before income taxes and noncontrolling interest	392,484	(4,015)	430		388,899
Income tax provision	120,243	(1,999)	902	(l)	119,146
Net income	272,241	(2,016)	(472)		269,753
Less net income attributable to noncontrolling interest	436	—	—		436
Net income attributable to Alliant Techsystems Inc.	$271,805	$(2,016)	$(472)		$269,317
Alliant Techsystems Inc. earnings per common share:
Basic	$8.38	$(0.06)	$(0.01)		$8.31
Diluted	$8.34	$(0.06)	$(0.01)		$8.27
Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	32,447	32,447	32,447		32,447
Diluted	32,608	32,608	32,608		32,608
See accompanying notes to condensed combined consolidated financial statements.

ATK and BUSHNELL
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED STATEMENTS OF INCOME
For the Trailing Twelve Months Ended June 30, 2013 and March 31, 2013
(Dollars in thousands)

	ATK (As Reported)	Bushnell (As Reported)	Acquisition Pro Forma Adjustments		Pro Forma Combined
	June 30, 2013	March 31, 2013
Sales	$4,358,587	$551,282	$—		$4,909,869
Cost of sales	3,425,328	305,918	2,400	(i)	3,733,646
Gross profit	933,259	245,364	(2,400)		1,176,223
Operating expenses:
Research and development	61,095	—	—		61,095
Selling	164,596	134,240	—		298,836
General and administrative	242,988	58,942	2,751	(j)	304,681
Income before interest, loss on extinguishment of debt, income taxes, and noncontrolling interest	464,580	52,182	(5,151)		511,611
Interest expense	(59,999)	(54,482)	6,007	(k)	(108,474)
Interest income	540	—	—		540
Loss on extinguishment of debt	(11,773)	—	—		(11,773)
Income before income taxes and noncontrolling interest	393,348	(2,300)	856		391,904
Income tax provision	119,907	(3,868)	3,569	(l)	119,608
Net income	273,441	1,568	(2,713)		272,296
Less net income attributable to noncontrolling interest	427	—	—		427
Net income attributable to Alliant Techsystems Inc.	$273,014	$1,568	$(2,713)		$271,869
See accompanying notes to condensed combined financial statements.

1. Basis of Presentation

On September 4, 2013, ATK entered into an agreement to acquire Bushnell Group Holdings, Inc. (‘‘Bushnell’’). The agreement provides that at the effective date of the acquisition, ATK will pay $985 million in cash, subject to customary post-closing adjustments.

The unaudited pro forma condensed combined financial information are presented after giving effect to (i) the issuance and sale of the notes offered hereby, (ii) the incurrence of indebtedness under the New Credit Facility, (iii) the use of a portion of the proceeds from borrowings under the New Credit Facility to repay and terminate the Existing Credit Facility, (iv) the use of net proceeds from this offering, along with proceeds from borrowings under the New Credit Facility, to finance the consideration payable in connection with the Acquisition and pay transaction costs and (v) the consummation of the Acquisition. The pro forma financial information assumes that the acquisition with Bushnell was consummated on April 1, 2012 for purposes of the unaudited pro forma condensed combined statements of income and on June 30, 2013 for purposes of the unaudited pro forma condensed combined balance sheet and gives effect to the Acquisition, for purposes of the unaudited pro forma condensed combined statement of income, as if it had been effective during the entire period presented.

The Acquisition will be accounted for using the purchase method of accounting; accordingly, the difference between the purchase price over the estimated fair value of the assets acquired (including identifiable intangible assets) and liabilities assumed will be recorded as goodwill.

The pro forma financial information includes estimated adjustments to record the assets and liabilities of Bushnell at their respective fair values and represents management’s estimates based on available information. The pro forma adjustments included herein may be revised as additional information becomes available and as additional analysis is performed. The final allocation of the purchase price will be determined after the acquisition is completed and after completion of a final analysis to determine the fair values of Bushnell’s tangible, and identifiable intangible, assets and liabilities as of the effective date of the acquisition.

2. Pro Forma Allocation of Purchase Price
The following table shows the pro forma allocation of the consideration paid for Bushnell's identifiable assets and liabilities assumed and the pro forma goodwill generated from the transaction (unaudited, dollars in thousands):

Purchase Price:
Cash Paid		$985,000
Total pro forma purchase price		$985,000
Fair value of assets acquired:
Net receivables	$114,967
Net inventories	168,123
Deferred tax assets	14,271
Tradename, Patent, and customer list intangibles	420,000
Property, Plant, and Equipment	28,823
Other assets	13,025
Total assets	759,209
Fair value of liabilities assumed:
Accounts Payable	76,119
Deferred tax liabilities	109,199
Other liabilities	30,872
Total liabilities	$216,190
Net assets acquired		$543,019
Preliminary pro forma goodwill		$441,981

3. Pro Forma Adjustments and Reclassifications

The following pro forma adjustments and reclassifications have been reflected in the unaudited pro forma condensed combined financial information. All adjustments are based on current valuations, estimates, and assumptions. Subsequent to the completion of the Acquisition, ATK will engage an independent third party valuation firm to determine the fair value of the assets acquired and liabilities assumed which could significantly change the amount of the estimated fair values used in pro forma financial information presented. Management will review the fair value analysis prepared by the third party valuation firm.

(a)	In accordance with the purchase agreement, cash of Bushnell will not transfer to ATK. As such the Bushnell cash balance of $22,155 as of June 30, 2013 was eliminated.

(b)
Existing goodwill of Bushnell of $190,432 was eliminated. The new goodwill recorded of $441,981 is calculated as the difference between the Acquisition date fair value of the consideration transferred and the values assigned to the identifiable Bushnell assets acquired and liabilities assumed. Goodwill is not amortized but rather is subject to impairment testing on at least an annual basis.

(c)
As a result of the adjustment to non-current deferred tax liabilities that will be recorded as noted in (e), the net deferred tax position will be a liability, accordingly ATK’s non-current deferred tax asset has been reclassified to a non-current deferred tax liability.

(d)
As a result of the elimination of Bushnell debt, accrued interest on the debt of $9,516 was eliminated as well. ATK recorded a current deferred tax liability of $2,220 associated with the inventory step up.

(e)
An adjustment was made for the elimination of the non-current deferred tax liabilities associated with Bushnell amortizable goodwill of $23,406 and an increase in non-current deferred tax liabilities as a result of the increase in identified intangible assets. The increase was based on an assumed tax rate of 37% resulting in a net increase of $43,661, and a net increase of $20,255.

(f)
Deferred charges and other non-current assets were adjusted to reflect the write-off of $6,059 of ATK’s deferred financing costs and the elimination of $4,783 of Bushnell’s deferred financing costs associated with the refinanced ATK debt and the eliminated Bushnell debt. In addition ATK capitalized $21,000 of deferred financing costs for costs incurred in connection with the $1,744,000 of new and refinanced debt, which will be amortized over the term of the debt. Additionally, existing net identifiable intangible assets of Bushnell of $301,996 were eliminated. Acquired identifiable intangible assets were measured at fair value determined primarily using the ‘‘income approach,’’ which required a forecast of all expected future cash flows either through the use of the relief-from-royalty method, with or without method, or the multi-period excess earnings method. The estimated fair value of the identifiable intangible assets and their weighted average useful lives are as follows:

	Fair Value	Useful Life
Technology	$20,000	3-7 years
Tradenames	250,000	10 years-Indefinite
Customer Relationships	150,000	10-15 years
	$420,000

(g)Existing debt of ATK was refinanced and the existing debt of Bushnell was eliminated as it will be paid off in connection with the Acquisition. The refinanced debt balances is as follows:

Debt	Maturity	Rate	Actual balance June 30, 2013	Adjustment	Pro forma June 30, 2013
ATK Existing Debt to be repaid
Revolving Credit Facility due 2015	2 years	LIBOR +225 bps	$200,000	$(200,000)	$—
Term A Loan due 2015	2 years	LIBOR +225 bps	330,000	(330,000)	—
Term A Loan due 2017	4 years	LIBOR +225 bps	192,500	(192,500)	—
ATK New Debt Structure
6.875% Senior Subordinated Notes due 2020	7 years	6.875%	350,000	—	350,000
3.00% Convertible Senior Subordinated Noted due 2024	11 years	3.00%	199,453	—	199,453
New Revolving Credit Facility	5 years	LIBOR +200 bps	—	184,000	184,000
New Term A Loan	5 years	LIBOR +200 bps	—	1,010,000	1,010,000
New Term B Loan	7 years	LIBOR + 275-300 bps	—	250,000	250,000
New Senior Unsecured Notes	8 years	5.50%	—	300,000	300,000
Total ATK Outstanding Debt			$1,271,953		$2,293,453
Unamortized discounts	—	—	(8,777)		(8,777)
Net ATK Debt			$1,263,176		$2,284,676

Bushnell Exisiting Debt			$604,844	$(604,844)	$—

Total Pro Forma Debt					$2,284,676

ATK Total Current Debt			$250,000		$184,000
ATK Total Long-Term Debt			$1,013,176		$2,100,676
ATK Total Debt			$1,263,176		$2,284,676

(h)
ATK recorded an adjustment of $44,500 to eliminate Bushnell’s historical partnership equity, and an adjustment to retained earnings to reflect estimated transaction costs that will be expensed of $15,500 and to reflect the write-off of ATK deferred financing costs associated with the debt refinancing of $6,059.

(i)
Adjustment reflects the increased cost of goods sold expense which results from the fair value step-up in inventory $6,000 which was expensed over the first inventory cycle resulting in $0 and $3,600 during the first three months ended June 30, 2013 and July 1, 2012, $6,000 during the fiscal year ended March 31, 2013, and $2,400 for the trailing twelve months ("TTM") ended June 30, 2013.

(j)
Adjustments to general and administrative expense have been made to eliminate Bushnell’s historical amortization expense and record the amortization expense based on the fair value and useful lives of identifiable intangible assets noted in (f) as follows:

	Quarter Ended		Year Ended	TTM
	June 30, 2013	July 1, 2012	March 31, 2013	June 30, 2013
Amortization expense Eliminated	$(5,183)	$(5,019)	$(22,085)	$(22,249)
Amortization expense of intangible assets	6,250	6,250	25,000	25,000
Net Adjustment	$1,067	$1,231	$2,915	$2,751

(k)
Adjustments to interest expenses have been made to eliminate Bushnell’s historical interest expense and record the interest expense and amortization of deferred financing costs on the debt issued to finance the acquisition noted in (f) as follows:

	Quarter Ended		Year Ended	TTM
	June 30, 2013	July 1, 2012	March 31, 2013	June 30, 2013
ATK Interest expense eliminated	$(13,890)	$(19,815)	$(65,924)	$(59,999)
Bushnell Interest expense elimination	(12,399)	(9,812)	(51,895)	(54,482)
Interest expense after refinancing and acquisition (1)	26,022	26,022	104,088	104,088
Amortization of deferred financing costs on financing	1,097	1,097	4,386	4,386
Net Adjustment	$830	$(2,508)	$(9,345)	$(6,007)
(1) If the interest rate on the refinanced variable debt and the notes offered herein was to change by 12.5 basis points the annual interest expense would change by $1,950.

(l)
We have reflected the applicable tax provision on the pro-forma adjustments presented in the unaudited pro-forma condensed combined statements of income. The pro-forma adjustments pertain primarily to the U.S. tax jurisdiction, and are subject to a 35% federal tax rate, plus applicable state taxes.